Exhibit 16.1

March 7, 2016

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Broadwind Energy, Inc. and its subsidiaries (the “Company”) and, under the date of February 26, 2016, we reported on the consolidated financial statements of the Company as of and for the two-year period ended December 31, 2015. On March 2, 2016, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated March 7, 2016, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that (1) the change was approved by the audit committee of the board of directors, or (2) neither the Company nor anyone acting on its behalf has consulted with RSM US LLP (“RSM”) regarding (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that RSM concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement” or “reportable event” as those terms are defined in Item 304(a)(1) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP